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                                                                    EXHIBIT  4.4
                                                               February 17, 1998


Neoware Systems, Inc.
400 Feheley Drive
King of Prussia, PA  19406

Attention:        Mr. Edward T. Lack, Chief Financial Officer

Gentlemen:

         We are pleased to inform you that CoreStates Bank, N.A. (hereinafter referred to as "Bank") has reaffirmed and approved the following credit availability to Neoware Systems, Inc. and Subsidiaries (hereinafter referred to as "Borrower") under the terms and subject to the conditions set forth below:

                                I. Line of Credit

1.       AMOUNT:  $5,000,000.00.

2. CO-BORROWERS: Neoware Systems, Inc., HDS Network Systems Investment, Inc., and Human Designed Systems Licensing, Inc.(hereinafter referred to as "Borrower").

3. USE OF PROCEEDS: The advances under the line of credit shall be used primarily for working capital purposes and short-term borrowings.

4. TERM: The line of credit will be available until November 30, 1998 at which time continuation of the line will be considered by the Bank on the basis of the Borrower's financial statements for the year ended June 30, 1998 and other information available to Bank, or which Bank may reasonably request.

5. INTEREST RATE: The Borrower shall have the choice of one of the following rate options; this choice is to be made known to the Bank at the time an advance is made on this commitment:

         OPTION A: Prime Rate, floating. Prime Rate is a reference rate which floats and is stated from time to time by the Bank for the guidance of its officers. The determination and statement of the Prime Rate shall not in any way preclude CoreStates Bank, N.A. from making loans to other borrowers at differing rates.

         OPTION B: Bank's adjusted London Interbank Offered Rate ("LIBOR") rate plus 175 basis points for 30, 60 or 90 days. A minimum draw in the amount of $100,000 is required for each advance

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                   under this rate option. "LIBOR rate" for any applicable
                   interest paid hereunder shall mean, for the purposes of this note, the rate per annum at which deposits in dollars are offered to CoreStates Bank, N.A. in the London Interbank market. "Adjusted LIBOR rate" for any applicable interest period hereunder shall mean, for the purposes of this note, a rate per annum equal to the quotient obtained by dividing the LIBOR rate by 1.00 minus the reserve requirement (currently 0%). There is no prepayment of principal permitted under this option.

         OPTION C: Overnight Base Rate (OBR) plus 200 basis points. OBR is a rate stated by CoreStates Bank for overnight borrowings and may be changed from time to time.

6. UNUSED PORTION FEE: A fee will be due and payable quarterly, based upon the following schedule, determined on the borrower's daily unused line of credit commitment:

                                               Minimum Quarter Average
Annualized Fee                                 Deposits held @ Corestates
  0%                                           $2,000,000
  1/16%                                        $1,000,000 < $2,000,000
  1/8%                                         0  < $1,000,000

7. COLLATERAL: The Bank will require a Negative Pledge on all of the Borrower's corporate assets including tangible and intangible assets and noncompete agreement. Borrower will not give a negative pledge to any other person or entity

8. FINANCIAL COVENANTS: The Borrower shall maintain the following financial covenants on a consolidated basis throughout the term of the commitment:

              a) Total Liabilities to Tangible Net Worth shall not exceed l.0:1.0

              b)   Current Ratio shall not be less than 1.75:1.0

              c)   Minimum Quick Ratio of 1.25:1.00 Defined as
                   (Cash + Accounts Receivable divided by Line of Credit Outstanding)

9. CROSS-DEFAULTED: This commitment will be cross-defaulted with all other loans to the Borrower from the Bank. If at any time there is a default under this loan, all loans will be considered in default and all outstandings under the commitments will be immediately due and payable in full.

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10.      INSURANCE: The Borrower will provide fire and extended coverage insurance on all insurable assets during the term of the loan satisfactory to the Bank as to form and insurer and containing the standard mortgagee and/or loss payee clauses in favor of the Bank. The insurance will be in effect evidenced by a certificate of insurance submitted to the Bank prior to or at settlement. The policy shall require a thirty-day notice of cancellation to the Bank.

11. EXPENSES: The Borrower shall pay all out-of-pocket costs and expenses incurred by the Bank in connection with the proposed loan and financing arrangement promptly upon Bank's submission of a statement to the Borrower. This will include, but not be limited to, attorney's fees and costs, lien search fees and filing fees. These fees will be paid by Borrower as a condition to closing and whether or not the transaction contemplated herein is closed.

12. DOCUMENTATION: Borrower shall duly execute and deliver such instruments, documents, certificates, opinions, assurances, and do such other acts and things as the Bank may reasonably request, to effect the purpose of the transaction described in this commitment letter. All proceedings, agreements, instruments, documents, and other matters relating to the making of the loan, and all of the transactions herein contemplated, shall be satisfactory in form and substance to the Bank and its counsel. Our counsel must be satisfied with respect to the legality, validity, binding effect, and enforceability of all instruments, agreements, and documents used to effect and consummate the loans and transactions herein contemplated.

13. DUE AUTHORIZATION: The Borrower will obtain all necessary authorization of their respective board of directors and shareholders to enter into the agreement evidenced by this letter and will obtain, prior to the making of the loan, such further authorization of their respective board of directors and shareholders as may be necessary or appropriate to the financing arrangements set forth herein.

14. FINANCIAL STATEMENTS: The Borrower shall deliver its annual financial statements and 10-K to the Bank within ninety (90) days after the close of each fiscal year during the term of this commitment. The financial statements will be audited by an independent accountant satisfactory to the Bank. The statements will be prepared in accordance with generally accepted accounting principles (GAAP). In addition, the Borrower will submit on a quarterly basis, a Balance Sheet and Profit and Loss Statement and 10-Q which may be internally prepared in accordance with GAAP and signed by the chief financial officer. Submission of the quarterly statements will be within sixty (60) days after the end of each period.

15. DEPOSIT RELATIONSHIP: The Borrower will maintain CoreStates Bank, N.A. as its primary bank of account for the term of the above loan.


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16.      SATISFACTORY FINANCIAL CONDITION: The Borrower shall maintain, in the
         Bank's reasonable judgment, a satisfactory financial condition and shall notify the Bank promptly in writing of any material adverse changes in its financial condition since the date of its financial statements dated September 30, 1997.

17. COMMITMENT EXPIRATION: The Bank's commitment as outlined herein will expire 30 days from the date of this letter unless accepted in its entirety in writing as evidenced by executing the acknowledgment below.

         The availability of the within credit facilities is contingent upon the Borrower and the Bank entering into mutually acceptable loan documentation setting forth the terms and conditions stated herein and such other terms and conditions, covenants, warrants, and representations as may be required by the Bank. This commitment shall terminate if there occurs a material adverse change in the financial condition, results of operations, assets, business, prospects or management of the Borrower or if there occur any facts, events, or changes that could adversely affect the ability to proceed to closing or perform after closing.

         We appreciate the opportunity of making this credit accommodation available to you. If the terms and conditions outlined herein are acceptable to you, please execute the acknowledgment on the original of this letter, returning it to the undersigned in the envelope provided. A copy is enclosed for your records. Should you have any questions regarding this letter or if the Bank can be of further service, please feel free to contact the undersigned at (610) 918-8110.

                                                     Sincerely,

                                                     CORESTATES BANK, N.A.

                                                     /S/ Thomas J. Curtis
                                                     Thomas J. Curtis
                                                     Vice President
                                                     Suburban Middle Market


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ACKNOWLEDGMENT:


         We hereby accept the terms and conditions outlined herein this 17th day of February, l998.


         BORROWER:                       Neoware Systems, Inc.

                                         By: /S/Michael Kantrowitz
                                             ---------------------

                                         Attest: _______________________________


                                         HDS Network Systems Investments, Inc.

                                         By: /S/Edward T. Lack, Jr.
                                             ----------------------

                                         Attest: _______________________________


                                         Human Designed Systems Licensing, Inc.

                                         By: /S/Edward T. Lack, Jr.
                                             ----------------------

                                         Attest: _______________________________


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